EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Exponent, Inc.:

We consent to incorporation by reference herein of our report dated January 28, 2003, with respect to the consolidated balance sheets of Exponent, Inc. and subsidiaries as of January 3, 2003 and December 28, 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended January 3, 2003, which report appears in the January 3, 2003 Annual Report on Form 10-K of Exponent, Inc.

Our report contains an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” effective December 29, 2001.

KPMG LLP

/S/    KPMG LLP

Mountain View, California

June 12, 2003